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                                                                      EXHIBIT 11
                         COMPUTATION OF PER SHARE DATA
                                  (UNAUDITED)
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
                                                           Three Months Ended
                                                           ------------------
                                                        December 31,  January 1,
                                                           1994         1994
                                                           ----         ----

     Income applicable to common stock before
       cumulative effect of change in accounting
        principle                                       $ 2,114,000  $ 1,438,000
     Cumulative effect of change in accounting                    -   14,128,000
      principle                                         -----------  -----------

     Net income applicable to common stock              $ 2,114,000  $15,566,000
                                                        ===========  ===========
     Primary:
        Weighted average number of common shares
         outstanding                                     14,549,749   13,847,700
        Shares issuable upon conversion of Series A
           Convertible Preferred Stock                    1,033,968    1,247,982
        Shares issuable upon exercise of dilutive
         stock options and warrants --
           net of shares assumed to be repurchased
            (at the average market price
           for the period) from exercise proceeds           728,468    1,721,180
                                                        -----------  -----------

              Shares used for computation                16,312,185   16,816,862
                                                        ===========  ===========
     Income per share of common stock (primary):
        Income before cumulative effect of change in
         accounting principle                           $       .13  $       .09
        Cumulative effect of change in accounting
         principle                                                -          .84
                                                        -----------  -----------
        Net income                                      $       .13  $       .93
                                                        ===========  ===========
     Assuming full dilution:
        Weighted average number of common shares
         outstanding                                     14,549,749   13,847,700
        Shares issuable upon conversion of Series A
           Convertible Preferred Stock                    1,033,968    1,247,982
        Shares issuable upon exercise of dilutive
         stock options and warrants --
           net of shares assumed to be repurchased
            (at the higher of period-end
           market price or the average market price
            for the period) from
           exercise proceeds                                728,468    1,750,945
                                                        -----------  -----------
              Shares used for computation                16,312,185   16,846,627
                                                        ===========  ===========

     Income per share of common stock (assuming full
      dilution)
         Income before cumulative effect of change in
          accounting principle                          $       .13  $       .08
         Cumulative effect of change in accounting
          principle                                               -          .84
                                                        -----------  -----------

         Net income                                     $       .13  $       .92
                                                        ===========  ===========
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